Report of Independent Registered Public Accounting Firm


To the Board of Trustees of Columbia Funds Series Trust and Shareholders of Columbia Daily Cash Reserves

In planning and performing our audit of the financial statements of Columbia Daily Cash Reserves (the "Fund"), a series of Columbia Funds Series Trust (formerly Money
Fund, a series of Excelsior Funds, Inc.) as of and for the year ended March 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Fund's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Fund's internal control over financial reporting.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Fund's annual and interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Fund's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Fund's internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2008.




This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 23, 2008


Item 77C

On March 14, 2008, Special Meetings (the "Meetings") of shareholders of the below Funds ("Excelsior Funds") of Excelsior Funds, Inc. were held to consider the proposal to approve an Agreement and Plan of Reorganization providing for (i) the sale of all of the assets of the Excelsior Fund to, and the assumption of all liabilities of that Excelsior Fund by, the corresponding Columbia Fund as shown below, in exchange for shares of such Columbia Fund, and (ii) the distribution of such shares to the shareholders of that Excelsior Fund in complete liquidation of the Excelsior Fund. The Meetings of shareholders of Energy and Natural Resources and Government Money Funds were adjourned for the purpose of soliciting additional proxies, and subsequently were held on March 19, 2008. The Special Meeting of shareholders of Government Money Fund was adjourned for the purpose of soliciting additional proxies, and subsequently was held on March 27, 2008.

Excelsior Fund                             Columbia Fund
International Fund              Columbia International Growth Fund
Pacific/Asia Fund               Columbia Pacific/Asia Fund
Emerging Markets Fund           Columbia Emerging Markets Fund
Blended Equity Fund             Columbia Blended Equity Fund
Core Bond Fund                  Columbia Bond Fund
Large Cap Growth Fund           Columbia Select Large Cap Growth Fund
Energy and Natural Resources Fd Columbia Energy and Natural Resources Fd
Government Money Fund           Columbia Government Plus Reserves
Intermediate-Term Bond Fund     Columbia Short-Intermediate Bond Fund
Short-Term Govt Securities Fd   Columbia Short Term Bond Fund
Small Cap Fund                  Columbia Select Small Cap Fund
Real Estate Fund                Columbia Real Estate Equity Fund
Treasury Money Fund             Columbia Government Reserves
Value and Restructuring Fund    Columbia Value and Restructuring Fund

Below are the voting results of such Meetings:

International Fund
22,402,652.042         Votes in favor
453,235.394            Votes against
157,733.267            Votes abstained

Pacific/Asia Fund
9,675,971.128          Votes in favor
120,792.850            Votes against
77,591.593             Votes abstained

Emerging Markets Fund
40,601,375.677         Votes in favor
910,752.221            Votes against
1,063,290.262          Votes abstained

Blended Equity Fund
5,401,464.268          Votes in favor
236,863.759            Votes against
144,315.176            Votes abstained

Core Bond Fund
42,941,492.761         Votes in favor
123,169.503            Votes against
94,300.708             Votes abstained

Large Cap Growth Fund
49,712,512.295         Votes in favor
396,763.499            Votes against
686,735.642            Votes abstained

Energy and Natural Resources Fund
13,114,818.618         Votes in favor
630,582.932            Votes against
735,773.175            Votes abstained

Government Money Fund
220,799,999.540        Votes in favor
1,172,445.810          Votes against
433,862.330            Votes abstained

Intermediate-Term Bond Fund
41,811,115.865         Votes in favor
168,474.876            Votes against
180,565.662            Votes abstained

Short- Term Government Securities Fund
20,077,865.428         Votes in favor
149,268.149            Votes against
334,211.321            Votes abstained

Small Cap Fund
23,347,296.310         Votes in favor
304,141.681            Votes against
171,242.838            Votes abstained

Real Estate Fund
4,684,134.920          Votes in favor
113,477.764            Votes against
163,116.038            Votes abstained

Treasury Money Fund
241,843,367.610        Votes in favor
21,319,939.180         Votes against
51,284.940             Votes abstained

Value and Restructuring Fund
78,876,523.757         Votes in favor
3,047,382.486          Votes against
2,242,256.746          Votes abstained

The numbers of votes necessary to conduct the Meetings were obtained and the proposal for each Fund was approved.


Item 77E

United States Trust Company of New York and U.S. Trust
Company, N.A. (formerly, co-investment advisers to the Excelsior Funds, together referred to herein as "U.S. Trust Company"), Excelsior Funds, Inc., Excelsior Tax-Exempt Funds, Inc., and Excelsior Funds Trust (the "Companies"), The Charles Schwab Corporation (former parent company to U.S. Trust Company) and others were named in four fund shareholder class actions and two derivative actions which alleged that U.S. Trust Company, the Companies, and others allowed certain parties to engage in illegal and improper mutual fund trading practices, which allegedly caused financial injury to shareholders of certain of the Excelsior Funds advised by U.S. Trust Company. Each plaintiff seeks unspecified monetary damages and related equitable relief.

The class and derivative actions described above were transferred to the United States District Court for the District of Maryland for coordinated and consolidated pre-trial proceedings. In
November 2005, the Maryland court dismissed many of the plaintiffs' claims in both the class and derivative actions. All claims against the Companies, as well as certain individuals, have been dismissed. Plaintiffs' claims against U.S. Trust Company and other individuals under Sections 10(b) and 20(a) of the Securities Exchange Act and Sections 36(b) and 48(a) of the Investment Company Act, however, have not been dismissed.

While the ultimate outcome of these matters cannot be predicted with any certainty at this time, based on currently available information and consultation with counsel, U.S. Trust Company believes that the likelihood is remote that the pending litigation will have a material adverse financial impact on the Companies, or materially affect the advisers' ability to provide investment management services to the Companies.


Item 77I

The Articles of Incorporation authorize its Board to issue up to forty-two billion five hundred million full and fractional shares of common stock, $.001 par value per share, and to classify or reclassify any unissued shares of the Company into one or more classes or series by setting or changing in any one or more respects their respective preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. On October 1, 2007, the Company commenced the offering of new Classes A and C shares (series) of certain of its funds (classes).



Item 77Q1(d)
                    EXCELSIOR FUNDS, INC.
                       (the "Company")
AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3 FOR OPERATION
                            OF
                  A MULTI-CLASS SYSTEM

I. INTRODUCTION

      On February 23, 1995, the Securities and Exchange
Commission (the "Commission") adopted Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), which permits the creation and operation of a multi-class distribution structure without the need to obtain an exemptive order under Section 18 of the 1940 Act. Rule 18f-3, which became effective on April 3, 1995, requires an investment company to file with the Commission a written plan specifying all of the differences among classes, including the various services offered to shareholders, different distribution arrangements for each class, methods for allocating expenses relating to those differences and any conversion features or exchange privileges. On May 19, 1995, the Board of Directors of the Company initially authorized the Company to operate a multi-class distribution structure in compliance with Rule 18f-3. This Plan is amended and restated effective as of November 16, 2000, July 30, 2004, September 23, 2004, July 28, 2005, June 16, 2006 and July 27, 2007.

II. ATTRIBUTES OF CLASSES

A.	Generally

      The Company is authorized to offer two classes of shares - Shares and Institutional Shares - in each of the Money, Government Money, International, Treasury Money, Pacific/Asia and Short-Term Government Securities Funds; the Company is authorized to offer three classes of shares - Shares, Institutional Shares and Retirement Shares ("R Shares") - in the Core Bond (formerly, the Managed Income Fund) Fund; the Company is authorized to offer three classes of shares - Shares, Institutional Shares and Advisor Shares-in the Blended Equity and Intermediate-Term Managed Income Funds; the Company is authorized to offer seven classes of shares - Shares, Institutional Shares, Advisor Shares, R Shares, Class A Shares, Class C Shares and Class Z Shares - in each of the Value and Restructuring and the Large Cap Growth Funds; the Company is authorized to offer one class of shares - Shares - for the Real Estate Fund; the Company is authorized to offer five classes of shares - Shares, Institutional Shares, Class A Shares, Class C
Shares and Class Z Shares - in each of Energy and Natural Resources and the Emerging Markets Funds; and the Company is authorized to offer six classes of shares - Shares, Institutional Shares, R Shares, Class A Shares, Class C Shares and Class Z Shares - in the Small
Cap Fund (each, a "Fund" and, collectively, the "Funds").

      In general, shares of each class shall initially be identical except for different expense variables (which will result in different total returns for each class), certain related rights and certain shareholder services. More particularly, the Shares, Institutional Shares, Advisor Shares, R Shares, Class A Shares, Class C Shares and Class Z Shares of a Fund shall represent interests in the same portfolio of investments of the particular Fund, and shall be identical in all respects, except for: (a) the impact of (i) expenses assessed to a class pursuant to an administrative services plan or distribution and/or shareholder servicing plans adopted for such class, (ii) the allocation of sub-transfer agency fees as defined in the Company's transfer agency agreement subject to reimbursement by Class A Shares, Class C Shares and Class Z Shares; and (iii) other incremental expenses identified from time to time that should be properly allocated to one class so long as any changes in expense allocations are reviewed and approved by a vote of the Board of Directors, including a majority of the non-interested Directors; (b) the fact that (i) each class shall vote separately on any matter submitted to shareholders that pertains to an administrative services plan or distribution and/or shareholder servicing plans adopted for such class and (ii) each class shall vote separately on any matter submitted to shareholders that pertains to the class expenses borne by such class; (c) the exchange privileges of each class of shares; (d) the designation of each class of shares of the Funds; and (e) the different shareholder services relating to each class of shares.

B.	Class Arrangements

      The following summarizes the maximum front-end sales charges, contingent deferred sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, administrative services fees, conversion features, exchange privileges and other shareholder services, if any, applicable to each class of the Company. Additional details regarding such fees and services are set forth in the relevant Fund's current prospectus and statement of additional information.

1.	Shares Class

      (a.)	Shareholder Servicing

      Shares of a Fund shall initially be available for purchase directly by individuals or by institutions. Shares of a Fund shall be offered without a sales charge.

      Shares of a Fund shall initially be subject to a fee payable to United States Trust Company of New York, U.S. Trust Company, N.A., their affiliates and correspondent banks, and other institutions (collectively, "Shareholder Organizations") pursuant to the Administrative Services Plan ("Services Plan") adopted for that class which shall not exceed .25% (on an annual basis), of the average daily net asset value of a Fund's Shares held by customers of such Shareholder Organizations.

      Shareholder services provided under the Services Plan adopted for the class may include: (i) assisting in processing purchase, exchange and redemption requests; (ii) transmitting and receiving funds in connection with customer orders to purchase, exchange or redeem shares; and (iii) providing periodic statements.

      (b.)	Exchange Privileges

      Investors shall initially be permitted to exchange, without an exchange fee imposed by the Company, their Shares in a Fund for:
(i) Shares of another investment portfolio offered by the Company;
(ii) Shares of any investment portfolio offered by Excelsior
Tax-Exempt Funds, Inc.; and (iii) Shares of any investment portfolio offered by Excelsior Funds Trust.

	(c.)	Other Shareholder Services

      Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of a Fund.

2.	Institutional Shares Class

      (a.)	Shareholder Servicing

      Institutional Shares of a Fund shall initially be available for purchase directly by institutions. Institutional Shares of a Fund shall be offered without a sales charge.

      Institutional Shares of a Fund shall initially be subject to a fee payable to Shareholder Organizations pursuant to the Services Plan adopted for that class which shall not exceed .15% (.25% with respect to the Value and Restructuring, Emerging Markets, Core
Bond and Large Cap Growth Funds) (on an annual basis) of the average daily net asset value of the Fund's Institutional Shares held by customers of such Shareholder Organizations.

      Shareholder services provided under the Services Plan adopted for the class may include (i) assisting in processing purchase, exchange and redemption requests; (ii) transmitting and receiving funds in connection with customer orders to purchase, exchange or redeem shares; and (iii) providing periodic statements.

      (b.)	Exchange Privileges

    Holders of Institutional Shares generally shall initially be permitted to exchange, without an exchange fee imposed by the Company, their Institutional Shares in a Fund for Institutional Shares of any portfolio of the Company or for Institutional Shares of any investment portfolio offered by Excelsior Funds Trust.

      (c.)	Other Shareholder Services

      Institutional Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of a Fund.

3.	Advisor Shares Class

    (a.)	Shareholder Servicing/Distribution

    Advisor Shares of a Fund shall initially be available for purchase by financial intermediaries, such as financial planners and investment advisers, to participants in employer-sponsored contribution plans and to investors maintaining certain qualified accounts at financial institutions and certain other institutional investors. Advisor Shares of a Fund shall be offered without a sales charge.

    Advisor Shares shall be subject to a fee payable pursuant to a Distribution Plan adopted for that class which shall not initially exceed .25% (on an annual basis) of the average daily net asset value of the Fund's outstanding Advisor Shares. Payments under the Distribution Plan will be used to compensate the Company's distributor for its services which are intended to result in the sale of Advisor Shares.

    Advisor Shares of a Fund shall initially be subject to a fee payable to Shareholder Organizations pursuant to the Services Plan adopted for that class which shall not initially exceed .25% (on an annual basis) of the average daily net asset value of the Fund's Advisor Shares held by customers of such Shareholder Organizations.

    Shareholder services provided under the Services Plan adopted for the class may include (i) assisting in processing purchase, exchange and redemption requests; (ii) transmitting and receiving funds in connection with customer orders to purchase, exchange or redeem shares; and (iii) providing periodic statements.

      (b.)	Exchange Privileges

      Holders of Advisor Shares generally shall initially be permitted to exchange, without an exchange fee imposed by the Company, their Advisor Shares in a Fund for Shares of the Blended Equity, Large Cap Growth, Value and Restructuring and Intermediate-Term Managed Income Funds.

      (c.)	Other Shareholder Services

      Advisor Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of a Fund.

4.	R Shares Class

      (a.)	Shareholder Servicing/Distribution

      R Shares of a Fund shall be available for purchase by 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans, defined benefit plans and non-qualified deferred compensation plans where plan level or omnibus accounts are held on the books of a Fund ("group retirement plans"). While there is no limit in the size of a group retirement plan that may purchase
R Shares, R Shares generally are offered to smaller group retirement plans (typically that have plan assets of $10 million or less).
R Shares of a Fund shall be offered without a sales charge.

      R Shares shall be subject to a fee payable pursuant to the Distribution Plan adopted for that class at the annual rate of 0.50% of the average daily net assets, limited to actual costs incurred, of such shares. Payments under the Distribution Plan will be used to reimburse the Company's distributor for costs and expenses incurred in providing services relating to the offering and the sale of R Shares.

      R Shares of a Fund shall initially be subject to a fee ayable pursuant to the Administrative Services Plan adopted for such R Shares which shall not initially exceed .25% (on an annual basis) of the average daily net asset value of the Fund's R Shares held by customers of 401(k) plans that have entered into agreements with the Company pursuant to such Plan.

      Shareholder services provided under the Administrative
Services Plan may include: (i) assisting in processing purchase, exchange and redemption requests; (ii) transmitting and receiving funds in connection with customer orders to purchase, exchange or redeem R Shares; and (iii) providing periodic statements.

      (b.)	Exchange Privileges

    Holders of R Shares generally shall initially be permitted to exchange, without an exchange fee imposed by the Company, their R Shares for R Shares of any portfolio of the Company or Excelsior Funds Trust.

      (c.)	Other Shareholder Services

      R Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of a Fund.

5.	Class A Shares

      (a.)	Maximum Initial Sales Charge

      Class A Shares of a Fund have a maximum initial sales charge of 5.75% on purchases.

      (b.)	Contingent Deferred Sales Charge

      Class A Shares of a Fund have a contingent deferred sales charge of 1.00% for shares purchased in amounts greater than $1 million and redeemed within one year of such purchase

      (c.)	Maximum Rule 12b-1 Distribution/Shareholder
Servicing Fees

      Pursuant to a Shareholder Servicing and Distribution Plan adopted under Rule 12b-1 under the 1940 Act, Class A Shares of a Fund may pay a combined shareholder servicing and distribution fee of up to 0.25% of the average daily net assets of such shares.

      (d.)	Exchange Privileges

      Class A Shares of a Fund shall have such exchange privileges, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of the Fund.

      (e.)	Other Shareholder Services

      Class A Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of a Fund.

6.	Class C Shares

      (a.)	Contingent Deferred Sales Charge

      Class C Shares of a Fund have a contingent deferred sales charge of 1.00%. if redeemed within one year of purchase. Such contingent deferred sales charge is eliminated after one year of purchase.

      (b.)	Maximum Rule 12b-1 Distribution Fees

      Pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act, Class C Shares of a Fund may pay a distribution fee of up to 0.75% of the average daily net assets of such shares.

      (c.)	Maximum Shareholder Servicing Fees

      Pursuant to a Shareholder Servicing Plan, Class C Shares of a Fund may pay shareholder servicing fees of up to 0.25% of the average daily net assets of such shares.

      (d.)	Exchange Privileges

      Class C Shares of a Fund shall have such exchange privileges, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of the Fund.

      (e.)	Other Shareholder Services

      Class C Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of a Fund.

7.	Class Z Shares

      (a.)	Exchange Privileges

      Class Z Shares of a Fund shall have such exchange privileges, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of the Fund.

      (b.)	Other Shareholder Services

      Class Z Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of the Company and described in the then-current prospectus for such shares of a Fund.

C.	Methodology for Allocation Expenses Among Classes

    Class-specific expenses of a Fund shall be allocated to the specific class of shares of the Fund. Non-class-specific expenses of a Fund shall be allocated in accordance with paragraph (c) of Rule 18f-3.